Exhibit 99.1

SOCKET MOBILE REPORTS PROFITABLE FIRST QUARTER

NEWARK, Calif., – April 25, 2013 – Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile productivity solutions, today reported its financial results for the first quarter ended March 31, 2013.

Revenue for the first quarter of 2013 was $4.3 million, an increase of 8 percent compared to revenue of $4.0 million for the same quarter a year ago, and an increase of 54 percent sequentially from revenue of $2.8 million in the immediately preceding quarter. Net income for the first quarter of 2013 was $75,000, or $0.02 per share basic and fully diluted, compared to a net loss of $872,000, or a loss of $0.18 per share, in the first quarter of 2012 and a net loss of $688,000, or a loss of $0.14 per share, in the immediately preceding quarter.

Operating expenses for the first quarter of 2013 were $1.5 million, a decrease of 34 percent compared to operating expenses of $2.4 million for the same quarter a year ago, and a decrease of 3 percent compared to operating expenses of $1.6 million in the immediately preceding quarter.

Kevin Mills, president and chief executive officer, commented, “We are pleased to report a profitable first quarter. Our cordless barcode scanning product revenue grew 60 percent over the fourth quarter of 2012, reflecting increased customer demand for our cordless barcode scanners. Businesses are increasing their use of tablets and smartphones running Apple, Android, BlackBerry and Windows Mobile operating systems to deploy mobile solutions. Our cordless barcode scanners are designed to work with business solutions on all of these devices. Developer registrations for our barcode scanning software developer kit (SDK) continue to grow. The SDK enables developers to easily integrate our SocketScan barcode scanning software into their applications and provides their customers with tools to edit and process linear and 2D barcode information. More than 350 developers have registered to use our barcode scanning SDK.

“Our SoMo 655 family of handheld computers and accessories grew 28 percent sequentially over the fourth quarter of 2012 as customers continue to transition from our now discontinued SoMo 650 models. The SoMo 655 extends the availability of our classic PDA for at least five years. During the first quarter of 2013, Microsoft announced continued support until 2020 for the Windows Embedded Handheld 6.5 operating system running on the SoMo 655. We have more than 50 developers who have registered for our SoMo SDK which provides tools to application developers to customize features of the operating system to improve its use with our products.

“We believe that growth of mobile applications for smartphones and tablets in retail point of sale, commercial services and healthcare, and the growing number of developers who have registered to use our software developer kits for applications that will use our products, are positive indicators for the future,” Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. The conference ID for the replay is 412231#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, select “About Socket”/”Investor Relations”/ and “Conference Calls and Events.”

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of mobile devices and productivity tools for retail point-of-sale, field service, healthcare, and other mobile markets. Our portfolio includes wireless handheld and hands-free barcode scanners for tablets and smartphones; durable handheld computers and accessories; and OEM solutions for the mobile device market. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Investor Relations Contact:	Socket Mobile Contact:
Todd Kehrli / Jim Byers	Dave Dunlap
MKR Group, Inc.	Chief Financial Officer
323-468-2300	510-933-3035
sckt@mkr-group.com	dave@socketmobile.com

Socket, SoMo and the Socket logo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2013, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts and percentages)

	Three months ended March 31,
	2013	2012
Revenue	$4,265	$3,954
Cost of revenue	2,557	2,431
Gross profit	1,708	1,523
Gross profit percent	40%	39%
Research & development	525	784
Sales & marketing	559	960
General & administrative	461	613
Total operating expenses	1,545	2,357
Interest (income) expense, net	80	30
Deferred income tax expense	8	8
Net income (loss)	$75	$(872)

Net income (loss) per share:
Basic and Diluted	$0.02	$(0.18

Weighted average shares outstanding:
Basic	4,861	4,838
Diluted	4,872	4,838

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	March 31, 2013 (Unaudited)	December 31, 2012*
Cash	$639	$391
Accounts receivable	1,934	1,519
Inventories	1,008	941
Other current assets	278	129
Property and equipment, net	291	343
Goodwill	4,427	4,427
Intangible technology	75	90
Other assets	92	81
Total assets	$8,744	$7,921
Accounts payable and accrued liabilities	$4,554	$4,250
Bank line of credit	876	811
Deferred income on shipments to distributors	685	854
Notes payable	1,300	845
Deferred service revenue	208	215
Other liabilities	483	477
Common stock	61,065	60,960
Accumulated deficit	(60,427)	(60,491)
Total liabilities and equity	$8,744	$7,921

*Derived from audited financial statements.

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